Exhibit 1.2

SPIRIT AIRLINES, INC.

$175,000,000

4.75% Convertible Senior Notes Due 2025

UNDERWRITING AGREEMENT

May 7, 2020

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

As Representatives of the several Underwriters named in Schedule I hereto

Ladies and Gentlemen:

Spirit Airlines, Inc., a Delaware corporation (the “Company”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, $175,000,000 principal amount of its 4.75% Convertible Senior Notes due 2025 (the “Underwritten Securities”). The Company also proposes to grant to the Underwriters an option to purchase up to $26,250,000 additional principal amount of its 4.75% Convertible Senior Notes due 2025 solely to cover over-allotments, if any (the “Option Securities;” the Option Securities, together with the Underwritten Securities, being hereinafter called the “Securities”). The Securities are convertible into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, cash or any combination of shares of Common Stock and cash, at the Company’s election, based on the conversion rate set forth in the Indenture referred to in the next sentence. The Securities are to be issued under an indenture (the “Base Indenture”), to be dated as of the Closing Date, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, dated as of the Closing Date, between the Company and the Trustee, providing for the Securities (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). To the extent there are no additional Underwriters listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires.

As used in this underwriting agreement (this “Agreement”), the “Registration Statement” means the registration statement referred to in paragraph 1(a) hereof, including the exhibits, schedules and financial statements and any prospectus supplement relating to the Securities that is filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and deemed part of such registration statement pursuant to Rule 430B under the Securities Act, as amended on each Effective Date, and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date (as defined in Section 3 hereof), shall also mean such registration statement as so amended; the “Effective Date” means each date and time that the Registration Statement, and any post-effective amendment or amendments thereto became or becomes effective; the “Base Prospectus” means the base prospectus referred to in paragraph 1(a) hereof contained in the Registration Statement at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”); the “Preliminary Prospectus”

means any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) hereof which is used prior to the filing of the Final Prospectus, together with the Base Prospectus; and the “Final Prospectus” means the prospectus supplement relating to the Securities that is first filed pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) after the Execution Time, together with the Base Prospectus.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) any issuer free writing prospectus, as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), identified in Schedule II hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto and (v) any other free writing prospectus, as defined in Rule 405 under the Securities Act (a “Free Writing Prospectus”), that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

1. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter, and agrees with each of the Underwriters, that:

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 on Form S-3 (File No. 333-223127), including a related Base Prospectus, for registration under the Securities Act of the offering and sale of the Securities under the Securities Act. Such Registration Statement, including any amendments thereto filed prior to the Effective Date, became effective upon filing. The Company may have filed with the SEC, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the SEC a final prospectus supplement relating to the Securities in accordance with Rule 424(b) after the Execution Time. As filed, such final prospectus supplement shall contain all information required by the Securities Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act. The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased, if such date is not the Closing Date (a “settlement date”), the Final Prospectus (together with any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder; on each Effective Date, at the Execution Time and on the Closing Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement that shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939, as amended (the “1939 Act”) of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto). With respect to the preceding sentence, the Company acknowledges that the only information furnished in writing by the Representatives expressly for use in the Registration Statement or the Final Prospectus or any amendment thereof or supplement thereto is the statements contained in the second and third sentences of the third paragraph, third and fourth sentences of the tenth paragraphs, the first and second sentences of the eleventh paragraph and the twelfth paragraph, each under the caption “Underwriting” in the Company’s preliminary prospectus supplement dated May 6, 2020 relating to the offering of the Securities (collectively, the “Underwriter Information”).

(c) (i) The Disclosure Package and (ii) any “bona fide electronic roadshow” as defined in Rule 433(h)(5) under the 1933 Act Regulations or additional written communication, including the net roadshow and other written materials used in pre-marketing activities listed on Schedule IV (collectively, “Issuer Additional Written Communication”), when taken together as a whole with the Disclosure Package and the price to the public, the number of Underwritten Securities and the number of Option Securities to be included on the cover page of the Final Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity Underwriter Information.

(d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the SEC relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) under the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the SEC pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with the Underwriter Information.

(g) Subsequent to the respective dates as of which information is given in each of the Disclosure Package and the Final Prospectus, (i) the Company has not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) other than pursuant to the Company’s existing share repurchase program or shares withheld in connection with the vesting or exercise of employee stock awards, the Company has not purchased any of its outstanding capital stock, nor declared, paid nor otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short term debt or long term debt of the Company, except in each case as described in each of the Disclosure Package and the Final Prospectus.

(h) The documents incorporated by reference in the Disclosure Package and the Final Prospectus and any amendments thereof or supplements thereto, at the time they were or hereafter are filed with the Commission, complied or will comply, as the case may be, in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(i) The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, businesses or properties of the Company, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”). The Company has no subsidiaries.

(j) There has not occurred any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in the condition, financial or otherwise, of the Company from that set forth in the Final Prospectus provided to prospective purchasers of the Securities.

(k) The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Final Prospectus; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Final Prospectus; the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities (assuming, for these purposes, that all the Securities are converted by a single holder, pursuant to physical settlement, and that the maximum “make-whole” increase to the conversion rate set forth in the Indenture applies) have been duly authorized and, when issued upon conversion of the Securities in accordance with the Indenture, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon conversion of the Securities; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the shares of Common Stock issuable upon conversion thereof; and, except as set forth in the Disclosure Package and the Final Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(l) There is no franchise, contract or other document of a character required to be described in the Registration Statement or the Final Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Final Prospectus); and the statements included in, or incorporated by reference into, the Preliminary Prospectus and the Final Prospectus under the headings “Certain U.S. Federal Income Tax Considerations,” “Item 1—Business—Government Regulation”, “Description of Notes,” and “Description of Capital Stock” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate in all material respects of such legal matters, agreements, documents or proceedings.

(m) This Agreement has been duly authorized, executed and delivered by the Company; each of the Base Indenture and the Supplemental Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and will be convertible at the option of the holder thereof into shares of Common Stock, cash or any combination of cash and shares of Common Stock, at the Company’s election, in accordance with their terms and the terms of the Indenture.

(n) The Indenture has been duly qualified under the 1939 Act;

(o) The Company is not and, after giving effect to (i) the offering and sale of the Securities and the application of the proceeds thereof and (ii) the offering of Common Stock and the application of the proceeds thereof as described in the prospectus related thereto as described in the Disclosure Package and the Final Prospectus will not be required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(p) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except (i) such as have been obtained under the Securities Act, (ii) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Disclosure Package and the Final Prospectus.

(q) None of the execution and the delivery of the Indenture, this Agreement, the issuance and sale of the Securities or the conversion of the Securities or the consummation of any other of the transactions herein or therein contemplated nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the charter or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), a conflict, breach, violation or imposition that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated hereby.

(r) The consolidated historical financial statements and schedules of the Company included or incorporated by reference in the Disclosure Package and the Final Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act (“Regulation S-X”) and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data included or incorporated by reference in the Disclosure Package and the Final Prospectus fairly present in all material respects, on the basis stated in the Disclosure Package and the Final Prospectus, the information included or incorporated by reference therein; and the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package and the Final Prospectus has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto. All disclosures contained in the Registration Statement, any preliminary prospectus, the Final Prospectus and any free writing prospectus that constitute non-GAAP financial measures (as defined by the rules and regulations under the Securities Act and the Exchange Act) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, as applicable.

(s) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or, to the best knowledge of the Company, threatened against the Company that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the performance of this Agreement, the Indenture or the consummation of any of the transactions contemplated hereby, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(t) The Company owns, leases or licenses or has the right to use all such properties as are necessary to the conduct of its operations as presently conducted.

(u) The Company is not in violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, which violation or default, in the case of clauses (ii) and (iii), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Ernst & Young LLP, who has certified certain financial statements of the Company and delivered its report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Registration Statement, is an independent public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

(w) The Company (i) is an “air carrier” within the meaning of 49 U.S.C. Section 40102(a); (ii) holds an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo; and (iii) is a “citizen of the United States” as defined in 49 U.S.C. Section 40102.

(x) The Company has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, including any interest related thereto, to the extent that any of the foregoing is due and payable, except for any such assessment, fine, penalty or interest that is currently being contested in good faith and for which the Company has set aside on its books adequate reserves with respect thereto in conformity with generally accepted accounting principles in the United States or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto)

(y) (i) No labor problem or dispute with the employees of the Company exists or is threatened or, to the Company’s knowledge, imminent, and (ii) the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Material Adverse Effect, except in the case of either clause (i) or (ii) as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(z) The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged, including private war risk insurance on its aircraft; all policies of insurance and fidelity or surety bonds insuring the Company or its businesses, assets, employees, officers and directors are in full force and effect; the Company is in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Company has not been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(aa) The Company possesses all licenses, certificates, permits and other authorizations issued by all applicable authorities, including the Department of Transportation, the FAA and the Federal Communications Commission, necessary to conduct its business and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(bb) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal controls over financial reporting are effective and the Company is not aware of any material weakness in its internal controls except in each case as described in each of the Disclosure Package and the Final Prospectus. Except as disclosed in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), since the end of the Company’s most recent audited fiscal year there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(cc) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company; and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(dd) The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(ee) The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it that is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as are described in the Final Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, in each case except as described in the Final Prospectus.

(ff) The Company is (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto). Except as set forth in the Disclosure Package and the Final Prospectus, the Company has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(gg) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(hh) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by the Company that could have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company that could have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company compared to the amount of such contributions made in the most recently completed fiscal year of the Company; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company compared to the amount of such obligations in the most recently completed fiscal year of the Company; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company related to their employment that could have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company may have any liability.

(ii) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(jj) Neither the Company nor any of its affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its affiliates have conducted their businesses in compliance with applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder, and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No part of the proceeds of the offering will be used by the Company in violation of applicable anti-corruption laws.

(kk) The operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ll) (i) Neither the Company, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) Except as detailed in Schedule III, for the past five years, the Company has not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(mm) The Company owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Preliminary Prospectus to be conducted except where the failure to own or possess or otherwise be able to acquire such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, (i) there is no material infringement by third parties of any such Intellectual Property; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others; except for the foregoing items set forth in clauses (i) through (iv) of this subparagraph, which would not, individually or in the aggregate, have a Material Adverse Effect.

(nn) Any statistical and market-related data included or incorporated by reference in the Disclosure Package and the Final Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources.

(oo) Immediately after the consummation of the issuance of the Securities, the Company will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company are not less than the total amount required to pay the probable liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.75% of the principal amount thereof, plus accrued interest, if any, from May 12, 2020 to the Closing Date, the principal amount of Underwritten Securities set forth opposite such Underwriter’s name in Schedule I hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, the Option Securities at the same purchase price as the Underwriters shall pay for the Underwritten Securities, plus accrued interest, if any, from the Closing Date to the settlement date for the Option Securities. Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Final Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the principal amount of Option Securities as to which the several Underwriters are exercising the option and the settlement date. The principal amount of Option Securities to be purchased by each Underwriter shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.

3. Delivery and Payment. Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made at 9:00 A.M., New York City time, on May 12, 2020, or at such time on such later date not more than three Business Days after the foregoing date as may be agreed between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds, with any transfer or similar taxes payable in connection with the sale and delivery of the Securities duly paid by the Company. Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

The Company agrees to have the Securities available for inspection, checking and packaging by the Representatives in New York, New York, not later than 1:00 PM on the Business Day prior to the Closing Date.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at 388 Greenwich Street, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company, with any transfer or similar taxes payable in connection with the sale and delivery of the Option Securities duly paid by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5. Agreements. The Company agrees with each of the Underwriters as follows:

(a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the SEC pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the SEC pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the SEC or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the concurrent registered public offering of Common Stock, in the form approved by you and attached as Schedule V hereto and will file such term sheet pursuant to Rule 433(d) within the time required by such rule

(c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the SEC, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(e) The Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the requirements of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(f) The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(g) The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(h) The Company will reserve and keep available at all times, free of pre-emptive rights, the maximum number (assuming, for these purposes, that all the Securities are converted by a single holder, pursuant to physical settlement, and that the maximum “make-whole” increase to the conversion rate set forth in the Indenture applies) of shares of Common Stock issuable upon conversion of the Securities.

(i) The Company will use commercially reasonable efforts to effect and maintain the listing of the Common Stock issuable upon conversion of the Securities on the New York Stock Exchange

(j) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the SEC of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp, transfer or other similar taxes in connection with the original issuance, sale and delivery of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities under the Exchange Act and the listing of the Common Stock issuable upon conversion of the Securities on the New York Stock Exchange; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(k) The Company will not for a period of 60 days following the Execution Time, without the prior written consent of the Representatives, directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company, file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of (other than in connection with an internal reorganization among the Company and our wholly owned subsidiaries or parent entities (in each case, direct or indirect) such that, following such reorganization, such subsidiaries or parent entities directly or indirectly own 100% of our outstanding equity), any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities to be sold hereunder or the issuance of Common Stock upon conversion of the Securities being sold hereunder and the shares of Common Stock issued in the concurrent registered public offering of Common Stock pursuant to the prospectus supplement of the Company dated May 6, 2020,), or publicly announce an intention to effect any such transaction; provided, however, that the Company may issue and sell Common Stock or securities convertible into or exchangeable for Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company described in the Disclosure Package and the Final Prospectus and in effect at the Execution Time, and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and described in the Disclosure Package and the Final Prospectus.

(l) The Company will promptly take such actions as you may reasonably request to qualify the Securities for offer and sale under the laws of such jurisdictions as you may reasonably request and will maintain such qualifications in effect so long as required for the distribution of such Securities. The Company, however, shall not be obligated to qualify as a foreign corporation or file any general consent to service of process under the laws of any such jurisdiction or subject itself to taxation in respect of doing business in any such jurisdiction in which it is not otherwise so subject.

(m) The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by the Company with the SEC or retained by the Company under Rule 433 under the Securities Act (“Rule 433”); other than a free writing prospectus containing the information contained in the final term sheet specified in Section 5(b) hereto provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rule 164 under the Securities Act (“Rule 164”) and Rule 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.

(n) Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price of the Securities assuming they are outstanding.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto and any other material required to be filed by the Company pursuant to Rule 433(d) shall have been filed with the SEC within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The representations and warranties of the Company contained in this Agreement and in the certificates delivered pursuant to Section 6(c) shall be true and correct when made and on and as of each Closing Date as if made on such Closing Date. The Company shall have performed all covenants and agreements and satisfied all the conditions contained in this Agreement required to be performed or satisfied by them at or before each Closing Date.

(c) The Representatives shall have received on each Closing Date, a certificate, addressed to the Representatives and dated such Closing Date, of the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company, certifying solely in their capacities as officers of the Company on behalf of the Company, that:

(i) the representations, warranties and agreements of the Company in this Agreement were true and correct when made and are true and correct as of such Closing Date;

(ii) the Company has performed all covenants and agreements and satisfied all conditions contained herein;

(iii) since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Final Prospectus there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company or any development involving a prospective material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company; and

(iv) to their knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose or pursuant to Section 8A under the Securities Act have been instituted or are pending under the Securities Act.

(d) The Representatives shall have received, (i) simultaneously with the execution of this Agreement a signed letter from Ernst & Young LLP addressed to the Representatives and dated the date of this Agreement, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, and (ii) on each Closing Date, a signed letter from Ernst & Young LLP addressed to the Representatives and dated the date of such Closing Date(s), in form and substance reasonably satisfactory to the Representatives containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Final Prospectus.

(e) The Representatives shall have received, at the Execution Time and on each Closing Date, a certificate of the Company’s Chief Financial Officer, dated respectively as of the Execution Time and as of each Closing Date, in form and substance satisfactory to the Representatives, providing “management comfort” with respect to certain financial data included or incorporated by reference in the Disclosure Package and the Final Prospectus.

(f) The Representatives shall have received on each Closing Date an opinion, dated such Closing Date, of Thomas Canfield, Senior Vice President, General Counsel and Secretary of the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters.

(g) The Representatives shall have received on each Closing Date an opinion and a separate negative assurance letter, each addressed to the Representatives and dated such Closing Date, of Debevoise & Plimpton LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters.

(h) The Representatives shall have received on each Closing Date an opinion and a separate negative assurance letter from Latham & Watkins LLP, each addressed, counsel for the Underwriters, dated such Closing Date and covering such matters as are customarily covered in transactions of this type.

(i) The Representatives shall have received copies of the Lock-up Agreements executed by each person listed on Exhibit A hereto.

(j) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change or decrease, specified in the letters referred to in paragraph (d) of this Section 6, or (ii) any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company the effect of which, in any case referred to in clause (i) or (ii) above, is, in your judgment, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Disclosure Package and the Final Prospectus;

(k) The Company shall have furnished to you and your counsel, in form and substance satisfactory to them, such other documents, certificates and opinions as such counsel may reasonably request for the purpose of enabling such counsel to pass upon the matters to be covered by the opinions required to be delivered under paragraph (g) of this Section 6 and in order to evidence the accuracy and completeness of any of the representations, warranties or statements, the performance of any covenant by the Company theretofore to be performed, or the compliance with any of the conditions herein contained.

(l) Subsequent to the Execution Time, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(m) The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(n) The Company shall have caused the shares of Common Stock initially issuable upon conversion of the Securities to be approved for listing, subject to issuance, on the New York Stock Exchange.

(o) The Company shall have executed and delivered each of the Base Indenture and the Supplemental Indenture, in form and substance reasonably satisfactory to the Underwriters, and the Underwriters shall have received executed copies thereof, and no event that would be a “Default” or “Event of Default” under the Indenture exists.

(p) No event has occurred that would, if the Securities were outstanding, require an adjustment to the conversion rate for the Securities pursuant to the Indenture.

All such opinions, certificates, letters and documents shall be deemed to be in compliance with the provisions hereof only if they are in all respects reasonably satisfactory to you and your counsel.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

7. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, any Underwriter’s officers and directors, each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, as well as any affiliate’s officers and directors against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus or the Base Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus, any Issuer Additional Written Communication or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act (taken together with the Final Prospectus), or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus or the Base Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any Issuer Additional Written Communication, in reliance upon and in conformity with, Underwriter Information. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors and officers who sign the Registration Statement and each person who controls the Company within the meaning of either the Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action, but only with reference to the Underwriter Information. This indemnity agreement will be in addition to any liability that the Underwriters may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action or proceeding (including any governmental investigation), such indemnified party will, if a claim for indemnification in respect thereof is to be made against the indemnifying party under Section 7(a) or (b) hereof, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve such indemnifying party from liability under Section 7(a) or (b) hereof, unless and to the extent such indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any case, relieve it from any liability that it may have to any indemnified party otherwise than under Section 7(a) or (b) hereof. In case any such action or proceeding is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein (jointly with any other indemnifying party similarly notified), and to the extent that it may elect, by written notice, delivered to such indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest or (ii) in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to appoint counsel to defend such action and approval by the indemnified party of such counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (x) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expense of more than one separate counsel (in addition to any local counsel), approved by the Underwriters in the case of paragraph (a) of this Section 7, representing the indemnified parties under such paragraph (a) who are parties to such action), (y) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice or commencement of the action or (z) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (x) or (z) is applicable, such liability shall be only in respect of the counsel referred to in such clause (x) or (z). The indemnifying party shall not be liable for any settlement, compromise or consent to the entry of any judgment of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there is a final judgment against the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement, compromise, consent or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement, compromise or consent of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (A) does not include a statement as to or an admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party, and (B) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in paragraph (a) or (b) of this Section 7 is required to be made but is unavailable or insufficient to hold an indemnified party harmless for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) to which the Company and one or more of the

Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other, from the offering of the Securities to which such loss, claim, damage, or liability (or action in respect thereof) relates. If the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company as set forth in the Final Prospectus and the total underwriting discounts and commissions received or to be received by the Underwriters in respect of the offering of the Securities, bears to the aggregate offering price of the Securities, in each case as set forth on the cover page of the Final Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute hereunder in aggregate any amount in excess of the underwriting discount or commission actually paid to such Underwriter in connection with the transactions contemplated hereby less the aggregate amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls any Underwriter within the meaning of either the Section 15 of the Securities Act or Section 20 of the Exchange Act and each broker-dealer affiliate of any Underwriter shall have the same rights to contribution as any Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the provisions of this paragraph (d). The obligations of the Underwriters of Securities in this subsection (d) to contribute are several in proportion to their respective purchase obligations with respect to such Securities and not joint.

8. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any non-defaulting Underwriter for damages occasioned by its default hereunder.

9. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the SEC or the New York Stock Exchange, (ii) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited or minimum prices shall have been established on such exchange, (iii) a banking moratorium shall have been declared either by Federal or New York State authorities, (iv) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services that would materially impair settlement and clearance with respect to the Securities or (v) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

10. Representations, Warranties, Indemnities and Agreements to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Underwriters, as set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by the Underwriters or any controlling person of any Underwriter or the Company or any officer or director or controlling person of the Company and shall survive delivery of and payment for the Securities.

11. Liability upon Termination. If this Agreement shall be terminated pursuant to Section 8 or 9 hereof, the Company shall not then be under any liability to any Underwriter except as provided in Sections 5 and 7 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, because the Company fails to satisfy any of the conditions set forth in Section 6 hereof or because of any refusal, inability or failure of the Company to perform any agreement herein or to comply with any provision hereof, other than by reason of a default by the Underwriters, the Company will reimburse the Underwriters for all out-of-pocket expenses, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of such Securities.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile number: +1 (646) 291-1469; to Barclays Capital Inc. at 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (fax no.: (646) 834-8133) and to Morgan Stanley & Co. LLC at 1585 Broadway, New York, NY 10036, Attention: Convertible Debt Syndicate Desk or, if sent to the Company, will be mailed, delivered or telefaxed to 954-447-7854 and confirmed to it at 2800 Executive Way, Miramar, Florida 33025, Attention: Legal Department.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding.

15. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 15, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

17. Entire Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

18. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

19. Waiver of Jury Trial. The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

SPIRIT AIRLINES, INC.

By:	/s/ Scott M. Haralson
Name:	Scott M. Haralson
Title:	Senior Vice President and Chief Financial Officer

Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.
BARCLAYS CAPITAL INC.
MORGAN STANLEY & CO. LLC

For themselves and on behalf of the several
Underwriters listed in Schedule I hereto.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Rohith Adavikolanu
Name:	Rohith Adavikolanu
Title:	Director

BARCLAYS CAPITAL INC.

By:	/s/ Robert Stowe
Name:	Robert Stowe
Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Akanksha Agarwal
Name:	Akanksha Agarwal
Title:	Vice President

SCHEDULE I

Underwriters	Principal Amount of Underwritten Securities to be Purchased
Citigroup Global Markets Inc.	$53,846,000
Barclays Capital Inc.	53,846,000
Morgan Stanley & Co. LLC	53,846,000
Deutsche Bank Securities Inc.	13,462,000
Total	$175,000,000

SCHEDULE II

(a)	Free writing prospectus, dated May 6, 2020, announcing the commencement of the offerings.

(b)	Free writing prospectus, dated May 7, 2020, in the form attached as Schedule V hereto.

SCHEDULE III

From December 1, 2016 to May 31, 2017, the Company ran scheduled flights to Havana, Cuba pursuant to 31 CFR part 515.501. In connection with such flights, the Company purchased goods and services in Cuba, including payment of landing fees, airport fees, ground services and other goods and services, and contracted with government-controlled entities, including, without limitation, Take Off S.A. and Ecasa S.A., to act as agents for the Company at the airport in Havana.

SCHEDULE IV

ISSUER ADDITIONAL WRITTEN COMMUNICATIONS

Electronic (NetRoadshow) road show of the Company related to the offering of the Securities dated May 5, 2020.

SCHEDULE V

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration File No. 333-223127

Relating to the

Preliminary Prospectus Supplements

Dated May 6, 2020

(To Prospectus Dated February 21, 2018)

PRICING TERM SHEET

May 7, 2020

Spirit Airlines, Inc.

Offerings of

17,500,000 Shares of Common Stock

and

$175,000,000 Aggregate Principal Amount of

4.75% Convertible Senior Notes due 2025

The information in this pricing term sheet supplements Spirit Airlines, Inc.’s preliminary prospectus supplement, dated May 6, 2020 (the “Common Stock Preliminary Prospectus Supplement”), relating to an offering of common stock (the “Common Stock Offering”), and Spirit Airlines, Inc.’s preliminary prospectus supplement, dated May 6, 2020 (the “Convertible Note Preliminary Prospectus Supplement,” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), relating to an offering of convertible senior notes due 2025 (the “Convertible Note Offering”), and the accompanying prospectus, dated February 21, 2018, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and supersedes the information in the applicable Preliminary Prospectus Supplement to the extent inconsistent with the information in that Preliminary Prospectus Supplement. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the applicable Preliminary Prospectus Supplement. As used in this pricing term sheet, “we,” “our” and “us” refer to Spirit Airlines, Inc.

Common Stock Offering

Issuer	Spirit Airlines, Inc.

Securities Offered	17,500,000 (or, if the underwriters of the Common Stock Offering fully exercise their option to purchase additional shares, 20,125,000) shares of voting common stock, $0.0001 par value per share, of Spirit Airlines, Inc. (the “Common Stock”).

Ticker / Exchange for Common Stock	SAVE / New York Stock Exchange (“NYSE”).

Last Reported Sale Price per Share of Common Stock on NYSE on May 7, 2020	$10.51.

Public Offering Price per Share of Common Stock	$10.00.

Underwriting Discount	$0.425 per share of Common Stock, and $7,437,500 in the aggregate (or $8,553,125 in the aggregate, if the underwriters of the Common Stock Offering fully exercise their option to purchase additional shares of Common Stock).

Trade Date	May 8, 2020.

Settlement Date	May 12, 2020 (T+2).

Use of Proceeds	We estimate that the net proceeds to us from the Common Stock Offering will be approximately $166.9 million (or approximately $192.0 million if the underwriters of the Common Stock Offering fully exercise their option to purchase additional Common Stock), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the combined net proceeds from the Common Stock Offering and the Convertible Note Offering for general corporate purposes.

Book-Running Managers	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.

CUSIP / ISIN Numbers for the Common Stock	848577102 / US8485771021.

Convertible Note Offering

Issuer	Spirit Airlines, Inc.

Ticker / Exchange for Common Stock	SAVE / New York Stock Exchange (“NYSE”).

Trade Date	May 8, 2020.

Settlement Date	May 12, 2020 (T+2).

Notes	4.75% convertible senior notes due 2025 (the “Notes”).

Principal Amount	$175,000,000 (or, if the underwriters of the Convertible Note Offering fully exercise their option to purchase additional Notes, $201,250,000) aggregate principal amount of Notes.

Public Offering Price	100% of the principal amount of the Notes, plus accrued interest, if any, from the Settlement Date.

Underwriting Discount	3.25% of the principal amount of the Notes, and $5,687,500 in the aggregate (or $6,540,625 in the aggregate, if the underwriters of the Convertible Note Offering fully exercise their option to purchase additional Notes).

Maturity	May 15, 2025, unless earlier repurchased or converted.

Stated Interest Rate	4.75% per annum, accruing from, and including, the Settlement Date.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2020.

Record Dates	May 1 and November 1.

Last Reported Sale Price per Share of Common Stock on NYSE on May 7, 2020	$10.51.

Conversion Premium	Approximately 27.5% above the Public Offering Price per Share of Common Stock in the Common Stock Offering.

Initial Conversion Price	Approximately $12.75 per share of Common Stock.

Initial Conversion Rate	78.4314 shares of Common Stock per $1,000 principal amount of Notes.

Use of Proceeds	We estimate that the net proceeds to us from the Convertible Note Offering will be approximately $168.7 million (or approximately $194.1 million if the underwriters of the Convertible Note Offering fully exercise their option to purchase additional Notes), after deducting the underwriters’ discounts and commissions and our estimated offering expenses. We intend to use the combined net proceeds from the Convertible Note Offering and the Common Stock Offering for general corporate purposes.

Book-Running Managers	Citigroup Global Markets Inc.
Barclays Capital Inc.
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.

CUSIP / ISIN Numbers	848577 AA0 / US848577AA03.

Increase to Conversion Rate in Connection with a Make-Whole Fundamental Change	If a make-whole fundamental change occurs and the conversion date for the conversion of a Note occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described in the Convertible Note Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” the conversion rate applicable to such conversion will be increased by a number of shares set forth in the table below corresponding (after interpolation, as described below) to the effective date and the stock price of such make-whole fundamental change:

	Stock Price
Effective Date	$10.00	$11.00	$12.75	$18.00	$30.00	$50.00	$75.00	$100.00	$150.00	$215.00
May 12, 2020	21.5686	18.6955	15.0957	9.5361	5.1783	2.7820	1.5753	0.9628	0.3458	0.0000
May 15, 2021	21.5686	17.3991	13.6125	8.1850	4.3643	2.3482	1.3367	0.8236	0.3041	0.0000
May 15, 2022	21.5686	15.9700	11.8729	6.5933	3.4413	1.8558	1.0612	0.6591	0.2523	0.0000
May 15, 2023	21.5686	14.4482	9.7906	4.7122	2.4110	1.3044	0.7488	0.4684	0.1857	0.0000
May 15, 2024	21.5686	12.8500	7.0416	2.4711	1.2703	0.6894	0.3973	0.2504	0.1028	0.0000
May 15, 2025	21.5686	12.4773	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such effective date or stock price is not set forth in the table above, then:

•

if such stock price is between two stock prices in the table above or the effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

•

if the stock price is greater than $215.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described in the Convertible Note Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change—Adjustment of Stock Prices and Number of Additional Shares”), or less than $10.00 (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds 100.0000 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described in the Convertible Note Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Generally.”

* * *

We have filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplements with the SEC for the offerings to which this communication relates. Before you invest, you should read the applicable Preliminary Prospectus Supplement and the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and these offerings. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Prospectus Supplement (or, when available, the applicable final prospectus supplement) and the accompanying prospectus upon request to: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (800) 831-9146, or by email at batprospectusdept@citi.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, or by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com; Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department; or Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Prospectus Group, or by telephone at (800) 503-4611, or by email at prospectus.cpdg@db.com.

The information in this pricing term sheet is not a complete description of the Common Stock, the Common Stock Offering, the Notes or the Convertible Note Offering. You should rely only on the information contained or incorporated by reference in the applicable Preliminary Prospectus Supplement and the accompanying prospectus, as supplemented by this pricing term sheet, in making an investment decision with respect to the Common Stock or the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

EXHIBIT A

List of Individuals Executing Lock-Up Agreements

Officers

John Bendoraitis

Thomas C. Canfield

Scott M. Haralson

Matthew H. Klein

M. Laurie Villa

Rocky B. Wiggins

Brian J. McMenamy

Directors

Ted Christie III

Carlton D. Donaway

Mark B. Dunkerley

H. McIntyre Gardner

Robert D. Johnson

Barclay G. Jones III

Christine P. Richards

Myrna M. Soto

Dawn M. Zier